UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Argo House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Argo Group International Holdings, Ltd. (the “Company”) executed, effective as of February 17, 2015, an employment agreement (the “Agreement”) with Jay S. Bullock, the Company’s Executive Vice President and Chief Financial Officer, that terminates on February 17, 2019. The Agreement replaces and supersedes the employment agreements previously entered into between the Company and Mr. Bullock. The Agreement provides that Mr. Bullock will receive an annualized base salary of $500,000 less applicable withholdings and deductions (the “Base Salary”). The Human Resources Committee of the Company’s Board of Directors will review the Base Salary annually and may increase (but not decrease) the Base Salary. In addition to the Base Salary, Mr. Bullock may also be eligible to earn annual incentive awards and long-term incentive awards in the Company’s sole discretion.

In the event that the Company terminates Mr. Bullock for Cause (as defined in the Agreement) he will receive his Base Salary and any benefits accrued as of the date of termination, and he will not be entitled to any other benefits except as required by law. If Mr. Bullock’s employment with the Company terminates for death or Disability (as defined in the Agreement), his estate shall receive the Base Salary accrued as of the date of termination, plus his target annual incentive award for the year in which employment terminates, plus up to 18 months of family health benefits at the active executive rate.

In the event that Mr. Bullock terminates the Agreement for Good Reason (as defined in the Agreement) or the Company terminates Mr. Bullock without Cause, Mr. Bullock will continue to receive his Base Salary accrued through the termination date and any bonus that has been allocated or awarded to him for a calendar year or other measuring period that ends prior to the termination date but has not yet been paid, along with any bonus Fully-Earned (as defined in the Agreement) and all unvested equity awards will remain in force as if no termination had occurred. If a Change of Control (as defined in the Agreement) has occurred (or is reasonably expected to occur), Mr. Bullock will also be entitled to receive payments equal in the aggregate to two times his Base Salary and an amount equal to his target annual incentive award (in lieu of the Fully-Earned bonus payable if there was not a Change of Control). If a Change of Control has not occurred, Mr. Bullock will be entitled to receive payments equal in the aggregate to his Base Salary. Mr. Bullock shall also be eligible for up to 18 months of family health benefits at the active executive rate until he obtains reasonably equivalent coverage and benefits from a subsequent employer or for eighteen months from the termination date, whichever is earlier. The Agreement also provides for payments under the Agreement to be reduced, to the extent doing so would not reduce Mr. Bullock’s aggregate (after tax) payments and benefits under the Agreement, so that no portion of such payments will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Agreement contains certain confidentiality provisions and prohibits Mr. Bullock from competing with the Company for the six-month period following his termination or soliciting its customers or employees for the one-year period following his termination; provided that certain restrictions on competition will terminate if Mr. Bullock is terminated without Cause or terminates the Agreement for Good Reason.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Employment Agreement, effective as of February 17, 2015, between Argo Group International Holdings, Ltd. and Jay S. Bullock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
Dated: February 20, 2015		Name:	Jay S. Bullock
		Title:	Executive Vice President and Chief Financial Officer